EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports

Fiscal 2012 Third Quarter Financial Results

Frederick’s records net income of $3.3 million for fiscal third quarter of 2012

- - -

Hollywood, CA – June 12, 2012 —Frederick’s of Hollywood Group Inc. (NYSE MKT: FOH) (“Company”) today announced financial results for its fiscal 2012 third quarter ended April 28, 2012.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “The positive steps that we have taken over the past two years to streamline and improve our operations have brought us closer to long term profitability. While there is still much left to accomplish, the Company now has a more stable foundation upon which to build. As a result of these positive steps, we recently secured a $24 million revolving credit line, which we believe is a sign of confidence for our business from the financial markets.”

Mr. Lynch continued, “Results for the three months ended April 28, 2012 reflect an improvement of approximately $3.7 million in net income. An increase in vendor allowances to share the costs of promotional activity during the period was the primary reason for this improvement. We are implementing a partner-oriented approach that will allow us to continue to share product costs with our vendors on a going forward basis. We believe this will benefit both the Company and our vendors by helping push greater volume through our stores and e-commerce site, while improving our gross margins.”

“We are continuing to shed unprofitable sales, as evidenced by the recent termination of leases for three of our poorest performing stores. These three stores had an aggregate four wall cash flow loss of $630,000 for fiscal year 2011, and accounted for $378,000 of the $647,000 decrease in total store sales for the third quarter of fiscal 2012.”

“We are continually looking for ways to improve our profitability, including by re-evaluating our marketing strategy, focusing on higher margin product sales and expanding into new product categories. We recently launched our new denim collection in stores and online and expanded the availability of our shoes and ready-to-wear products into all of our retail locations. These product categories fit perfectly into our strategy to build Frederick’s of Hollywood into a complete lifestyle brand,” concluded Mr. Lynch.

Fiscal 2012 Third Quarter Compared to Fiscal 2011 Third Quarter:

•	Net income was $3.3 million or $0.09 per diluted share, compared to a net loss of $0.4 million or $(0.01) per diluted share.
•	Adjusted EBITDA from continuing operations was $4.5 million compared to $1.0 million. A reconciliation of GAAP results to Adjusted EBITDA, a non-GAAP measurement, is provided in the accompanying table.
•	Net sales decreased 7.4% to $30.2 million from $32.6 million.
o	Comparable store sales increased 0.7% as compared to the three months ended April 30, 2011.
o	Total store sales decreased 3.3% to $19.0 million.
o	Direct sales (catalog and website operations) decreased 9.2% to $9.6 million.

o	Other revenue, consisting of shipping revenue, commissions earned on direct sell-through programs, breakage on gift cards and product sales to the Company’s licensing partner in the Middle East, decreased 13.5% to $1.6 million.
•	Gross margin, as a percentage of net sales, was 50.8% compared to 38.3%. This increase is primarily attributable to a $4.2 million increase in vendor allowances received during the three months ended April 28, 2012 as compared to the three months ended April 30, 2011.
•	Selling, general and administrative expenses decreased by 7.3% to $11.6 million, or 38.3% of sales, from $12.5 million or 38.3% of sales.

Fiscal Nine Months Ended April 28, 2012 Compared to Fiscal Nine Months Ended April 30, 2011:

•	Net loss was $2.6 million, or $(0.07) per diluted share, compared to a net loss of $4.9 million, or $(0.13) per diluted share.
o	Net loss from continuing operations decreased to $2.6 million from $3.5 million.
o	There was no activity related to discontinued operations compared to a net loss of $1.4 million.
•	Adjusted EBITDA from continuing operations was $1.2 million compared to $0.8 million. A reconciliation of GAAP results to Adjusted EBITDA from continuing operations, a non-GAAP measurement, is provided in the accompanying table.
•	Net sales decreased 2.9% to $91.1 million from $93.8 million.
o	Comparable store sales increased by 3.6% as compared to the nine months ended April 30, 2011.
o	Total store sales increased 1.6% to $57.2 million.
o	Direct sales decreased 6.7% to $29.7 million.
o	Other revenue decreased 18.2% to $4.2 million.
•	Gross margin, as a percentage of net sales, increased to 38.5% from 37.7%. This increase was attributable to a $3.5 million increase in vendor allowances for the nine months ended April 28, 2012 as compared to the nine months ended April 30, 2011, which was partially offset by higher promotions during the nine months ended April 28, 2012 as compared to the same period in the prior year.
•	Selling, general and administrative expenses decreased by 3.8% to $36.3 million, or 39.8% of sales, from $37.7 million or 40.2% of sales.

Non-GAAP Financial Measures

For purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net income (loss) from continuing operations appearing on the statement of operations plus depreciation and amortization, interest, income tax expense and stock compensation expense. Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and
•	Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended		Nine Months Ended
(in thousands)	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Net income (loss) from continuing operations	$3,313	$(367)	$(2,557)	$(3,458)
Depreciation and amortization	622	761	1,938	2,372
Interest	447	361	1,299	1,104
Income tax expense	16	20	50	60
Stock compensation expense	121	178	441	677
Adjusted EBITDA from continuing operations	$4,519	$953	$1,171	$755

2

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel and related products under its proprietary Frederick’s of Hollywood® brand through 117 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:

Frederick’s of Hollywood Group Inc.

Thomas Rende, CFO

(212) 779-8300

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

212-896-1215 / 212-896-1250

tfromer@kcsa.com / grussell@kcsa.com

(Tables Below)

3

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	April 28,	July 30,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$252	$448
Accounts receivable	963	1,214
Income tax receivable	31	51
Merchandise inventories	15,188	14,816
Prepaid expenses and other current assets	1,108	2,108
Deferred income tax assets	68	68
Total current assets	17,610	18,705

PROPERTY AND EQUIPMENT, Net	7,262	8,925
INTANGIBLE ASSETS	18,259	18,259
OTHER ASSETS	561	588
TOTAL ASSETS	$43,692	$46,477

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Revolving credit facility	$6,813	$5,415
Accounts payable and other accrued expenses	19,359	21,250
Total current liabilities	26,172	26,665

DEFERRED RENT AND TENANT ALLOWANCES	4,027	4,749
TERM LOAN	8,078	7,527
OTHER	-	5
DEFERRED INCOME TAX LIABILITIES	7,372	7,372
TOTAL LIABILITIES	45,649	46,318
TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)	(1,957)	159
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)	$43,692	$46,477

4

FREDERICK’S OF HOLLYWOOD GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	April 28,	April 30,	April 28,	April 30,
	2012	2011	2012	2011

Net sales	$30,181	$32,599	$91,064	$93,798
Cost of goods sold, buying and occupancy	14,837	20,100	56,021	58,415
Gross profit	15,344	12,499	35,043	35,383
Selling, general and administrative expenses	11,568	12,485	36,251	37,677
Operating income (loss)	3,776	14	(1,208)	(2,294)
Interest expense, net	447	361	1,299	1,104
Income (loss) before income tax provision	3,329	(347)	(2,507)	(3,398)
Income tax provision	16	20	50	60
Net income (loss) from continuing operations	3,313	(367)	(2,557)	(3,458)
Net loss from discontinued operations, net of tax benefit of $0 and $266 for the three and nine months ended April 30, 2011, respectively	-	(20)	-	(1,413)
Net income (loss)	$3,313	$(387)	$(2,557)	$(4,871)
Basic and diluted net income (loss) per share from continuing operations	$0.09	$(0.01)	$(0.07)	$(0.09)
Basic and diluted net loss per share from discontinued operations	-	-	-	(0.04)
Total basic and diluted net income (loss) per share	$0.09	$(0.01)	$(0.07)	$(0.13)

Weighted average shares outstanding – basic and diluted	38,928	38,627	38,804	38,476

5